Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Rocky Mountain Chocolate Factory, Inc.
(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c)	1,250,000	$1.80	$2,250,000	0.00014760	$332.10
		Total Offering Amounts				$2,250,000		$332.10
		Total Fees Previously Paid						$0
		Total Fee Offsets						$0
		Net Fee Due						$332.10

(1)	Consists of an aggregate of 1,250,000 shares of Common Stock registered for resale by the selling stockholders.

(2)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock on the Nasdaq Capital Market on September 4, 2024. This calculation is in accordance with Rule 457(c) of the Securities Act.